UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 17, 2005

AirTran Holdings, Inc.

(Exact name of registrant as specified in its charter)

State of Incorporation: Nevada

Commission file number: 1-15991	I.R.S. Employer Identification No: 58-2189551

9955 AirTran Boulevard, Orlando, Florida 32827

(Address of principal executive offices) (Zip Code)

(407) 251-5600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Material Definitive Agreement.

On May 17, 2005, our stockholders voted to approve the AirTran Holdings, Inc. Amended and Restated 2002 Long Term Incentive Plan (the “2005 Plan”). (See also Item 8.01 below.) Under the 2002 Long Term Incentive Plan, the Compensation Committee of the AirTran Board of Directors was granted the right to award shares of common stock to certain directors, officers and key employees of AirTran through incentive stock options, stock appreciation rights and restricted stock awards. The 2005 Plan adds an additional 2,500,000 shares to be reserved for issuance under the 2002 Long Term Incentive Plan. A maximum of 7,500,000 shares of our common stock is now reserved for issuance under the 2005 Plan. This summary of the 2005 Plan is qualified in its entirety by reference to the full text of the 2005 Plan, a copy of which is attached as Exhibit 10 and incorporated by reference herein.

Item 8.01 Other Events.

Our Annual Meeting of Stockholders was held on May 17, 2005. At the meeting,             % of the outstanding shares of our voting stock was represented in person or by proxy. The first proposal voted upon was the election of four Class II Directors for a term ending at the annual meeting in 2008. All four nominated directors, G. Peter D’Aloia, Jere A. Drummond, John F. Fiedler and William J. Usery, Jr., were elected by stockholders.

The second proposal voted upon was to approve the AirTran Holdings, Inc. Amended and Restated 2002 Long Term Incentive Plan. This proposal was also approved by stockholders.

Item 9.01 Financial Statements and Exhibits.

c)	Exhibits

10)	AirTran Holdings, Inc. Amended and Restated 2002 Long Term Incentive Plan

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AirTran Holdings, Inc.
(Registrant)

Date: May 17, 2005	/s/ Richard P. Magurno
Richard P. Magurno
Senior Vice President, General Counsel and Secretary